Exhibit 10.3
REALPAGE, INC.
DIRECTOR’S NONQUALIFIED STOCK OPTION AGREEMENT
1. Grant of Option. RealPage, Inc. (the “Corporation”), on this the              day of                      (the “Date of Grant”), grants to                      (the “Optionee”) an option to purchase from the Corporation a total of                     full shares (the “Optioned Shares”) of the Corporation’s $0.001 par value per share common stock (the “Common Stock”) at $                per share (the “Exercise Price”) in the amounts, during the periods, and upon the terms and conditions set forth in this Director’s Non-Qualified Stock Option Agreement (“this Agreement”).
This Stock Option is not intended to constitute an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. This Agreement is a stand-alone agreement and is not subject to any stock option plan which may from time-to-time be maintained by the Corporation.
2. Definitions. For the purposes of this Agreement, the following terms shall have the meaning indicated:
     “Cause” means, with respect to Optionee (i) (A) grossly incompetent or negligent performance or substantial and continuing inattention to or neglect of the duties and responsibilities associated with the Optionee’s role as a director of the Corporation, (B) engaging in any Competitive Activity, (C) material violation of any fiduciary duty owed the Corporation, or (D) deceit, fraud, misappropriation or embezzlement involving the affairs or property of the Corporation, each of the foregoing as determined in the reasonable discretion and judgment of the Corporation’s Board of Directors (the Optionee not participating) or (ii) commission of any felony of which the Optionee is finally adjudged guilty in a court of competent jurisdiction.
     “Competitive Activity” means, with respect to Optionee, at any time during the Option Period, and regardless of whether the Optionee is still a director of the Corporation:
     (i) the Optionee directly or indirectly engages in any activity in competition with any activity the Corporation is then conducting or is then actively planning to conduct, including, but not limited to, by functioning as an owner, investor1, director, officer, manager, employee, volunteer, consultant, creditor or advisor or in any other any other capacity to an entity that is then engaging in, or plans to engage in, such competitive activity;
     (ii) the Optionee directly or indirectly engages in the recruitment or employment of any then current employee of the Corporation to engage in any activity in competition with any activity the Corporation is then conducting or is then actively planning to conduct; or
     (iii) the Optionee directly or indirectly participates in a hostile takeover attempt with respect to the Corporation.
     “Disability or Disabled” means that the Optionee, because of ill health, physical or mental disability or any other reason beyond his control, is unable to perform his duties as a director of the Corporation for a period of six (6) continuous months, as determined in good faith by the Corporation’s Board of Directors (the Optionee not participating).
     “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the

[1]	Other than passive ownership of less than 5% of the outstanding shares of stock of a corporation, so long as such shares are traded on a national securities exchange or quoted on an interdealer quotation system.

Common Stock on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (b) if the shares of Common Stock are not so listed but are quoted on the NASDAQ National Market System, the closing sales price per share of Common Stock on the NASDAQ National Market System on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by NASDAQ, or, if not reported by NASDAQ, by the National Quotation Bureau, Inc., or (d) if none of the above is applicable, such amount as may be determined by the Corporation’s Board of Directors (the Optionee not participating), in good faith, to be the fair market value per share of Common Stock using a generally accepted methodology for valuing the non-publicly traded restricted stock of a private corporation.
     “Non-Vested Optioned Shares” means purchased Optioned Shares which are subject to the Corporation’s Right of Repurchase upon the occurrence of a Termination of Services for Cause.
     “Restricted Stock” means shares of Common Stock issued or transferred to an Optionee which are subject to restrictions, legends or limitations set forth in this Agreement.
     “Termination of Service” occurs when an individual who is a director of the Corporation shall cease to serve as a director of the Corporation for any reason.
     “Vested Optioned Shares” means Optioned Shares which are not subject to the Corporation’s Right of Repurchase.
3. Option Period. Subject to the other provisions of this Agreement, the Option Period will begin on the Date of Grant and will terminate forty eight (48) calendar months after the month in which the Date of Grant occurs.
4. Exercise.
     (a) Optionee’s Right to Purchase. Subject to the other provisions of this Agreement, the Optionee shall have the right to purchase two hundred fifty thousand (250,000) Optioned Shares for the Exercise Price at any time and in any whole share amounts during the Option Period.
          (i) This Stock Option may be exercised by the delivery of written notice to the Secretary of the Corporation setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) business days after giving such notice. The Optionee shall deliver to the Corporation on the Exercise Date a check in the amount of the total purchase price of the Optioned Shares to be purchased.
          (ii) Upon payment of all amounts due from the Optionee, the Corporation shall cause a certificate for the Optioned Shares then being purchased to be issued in the Optionee’s name and delivered to the Corporation’s Secretary pursuant to Section 4(a)(v) hereof within ten (10) business days after the Exercise Date.
          (iii) The right of the Optionee to purchase and the obligation of the Corporation to issue shares of Common Stock in the name of the Optionee shall, however, be subject to the condition that — if at any time the Corporation shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Optioned Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder — the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation.
          (iv) If, at the time of exercise, the Common Stock issued to the Optionee with respect to the exercise of any portion of this Stock Option has not been registered under the Securities Act of 1933, such Common Stock shall be Restricted Stock and shall bear a restrictive legend as required by the Secretary of the Corporation.
          (v) Upon issuance, the certificates for the purchased Optioned Shares shall be deposited in escrow with the Secretary of the Corporation to be held in accordance with the provisions of this Agreement. All regular cash dividends, if any, on Optioned Shares shall be paid directly to the Optionee and shall not be held in escrow. All purchased Optioned Shares which are Non-Vested Optioned Shares shall be surrendered to the Corporation for repurchase and cancellation upon the Corporation’s exercise of its Right of Repurchase pursuant to Section 5 hereof or Right of First Refusal pursuant to Section 6 hereof. Upon the Optionee’s request (but not more frequently than once every calendar year) and to the extent that the total number of Optioned Shares held in escrow then exceeds the number of Non-Vested Optioned Shares, the Corporation’s Secretary shall cause to be issued and delivered to Optionee a certificate for the number of Vested Optioned Shares equal to such excess. In any event, all Vested Optioned Shares shall be released from escrow within sixty (60) days after the earlier of (i) the Optionee’s Termination of Service or (ii) the lapse of the Corporation’s Right of First Refusal.
     (b) Termination of Optionee’s Right to Purchase. Unless terminated sooner by operation of another term or condition of this Agreement, this Stock Option and Optionee’s right to purchase Optioned Shares pursuant to Section 4(a) shall terminate at the earliest of:
          (i) 5 p.m. on the date the Option Period terminates;
          (ii) 5 p.m. on the date which is twelve (12) months following the Optionee’s Termination of Service due to death or Disability;
          (iii) 5 p.m. on the date which is sixty (60) days following the Optionee’s Termination of Service by the Corporation without Cause;
          (iv) 5 p.m. on the date which is thirty (30) days following the Optionee’s voluntary Termination of Service for any reason; or
          (v) 5 p.m. on the day prior to the date of the Optionee’s Termination of Service for Cause.
5. Corporation’s Right to Repurchase Non-Vested Optioned Shares. At all times during the Option Period, the Corporation shall, upon the occurrence of a Termination of Service for any reason, have the right (but not an obligation) to repurchase (the “Corporation’s Right to Repurchase”) from Optionee, subject to the provisions of Sections 5(a) and 5(b), a number of previously purchased shares up to a maximum equal to the then current number of Non-Vested Optioned Shares. The number of Non-Vested Optioned Shares in existence in any month during the Option Period shall be derived by multiplying the number of whole calendar months remaining in the Option Period when the Termination of Service occurs by 2.0833% and then multiplying the product derived thereby by the total number of Optioned Shares granted.2

[2]	Thus, where 250,000 Optioned Shares were granted and 20 months remained in the Option Period when a Termination of Services occurs, 104,167 purchased shares would be subject to the Corporation’s right of repurchase (2.0833% x 20 = 41.667%; 250,000 x .41667 = 104,167).

     (a) Termination of Service for Cause. Should a Termination of Service for Cause occur during the Option Period, the Corporation shall have the right to require the Optionee or the personal representative of the Optionee to sell to the Corporation for a purchase price per share equal to the lesser of the Exercise Price or the Fair Market Value at the time of repurchase, a number of previously purchased Optioned Shares up to a maximum equal to the then current number of Non-Vested Optioned Shares.
     (b) Termination of Service for Other than Cause. Should a Termination of Service for any reason other than Cause occur during the Option Period, the Corporation shall have the right to require the Optionee or the personal representative of the Optionee to sell to the Corporation for a purchase price per share equal to the Exercise Price, a number of previously purchased Optioned Shares up to a maximum equal to the then current number of Non-Vested Optioned Shares.
     (c) Exercise of Corporation’s Repurchase Right. The Corporation’s right to repurchase shall be effectuated at the Corporation’s election by written notice sent to the Optionee or the Optionee’s personal representative at any time or times within sixty (60) days next following the date of Termination of Service. The notice shall set forth the date on which the repurchase is to be effected. Such date shall not be more than thirty (30) days after the date of the notice. The certificate(s) representing the Optioned Shares to be repurchased shall, prior to the close of business on the date specified for the repurchase, be delivered to the Corporation from escrow properly endorsed for transfer by the Corporation’s Secretary as Attorney in Fact for the Optionee pursuant to Section 13 hereof. The Corporation shall, concurrently with the receipt of such certificate(s), pay to the Optionee the purchase price determined according to Section 5(a) or Section 5(b) as the case may be. Payment shall be made in cash. The Corporation’s Right of Repurchase shall terminate with respect to any Optioned Shares for which it has not been timely exercised pursuant to this Section 5(c).
     (d) Termination of Rights as Stockholder. If the Corporation makes available the consideration for the Optioned Shares to be repurchased in accordance with Section 5(c) hereof, at the time and place and in the amount and form required by this Agreement, then after such time the Optionee shall no longer have any rights as a holder of such Optioned Shares (other than the right to receive payment of such consideration in accordance with Section 5(c)).
     (e) Conversion of Optioned Shares from Non-Vested to Vested Status. On the Date of Grant, all of the Optioned Shares shall be Non-Vested Optioned Shares. Thereafter, the Non-Vested Optioned Shares shall convert into Vested Optioned Shares in monthly increments of one-forty eighth (1/48th) of the total Optioned Shares commencing at the end of the month next following the month in which the Date of Grant occurs, regardless of whether Optionee has wholly or partially exercised this Stock Option and purchased any Optioned Shares. The conversion of Non-Vested Optioned Shares to Vested Optioned Shares shall cease upon the occurrence of a Termination of Service for Cause.
6. Corporation’s Right of First Refusal. If the Optionee seeks to sell or dispose of all or any part of his Vested Optioned Shares to a third party (the “Transferee”), then he shall notify the Corporation in writing of such proposed sale or disposition at least thirty days prior to the date of the proposed sale or disposition. The notice shall contain the date of the proposed sale or disposition, the identity of the proposed Transferee, and the terms and price of the proposed sale or disposition. The Corporation then shall have the right to purchase (the “Corporation’s Right of Refusal”) all, but not less than all, of such Vested Optioned Shares from the Optionee as follows: (i) if the disposition of such shares is for value, then the Corporation may purchase such shares upon the same terms and at the same price as such third party purchaser is prepared to pay, and (ii) if the disposition of such shares is being made by means of a gift or other transaction where no value is received by the transferor, including, without limitation, a disposition in connection with the death or divorce of the Optionee, then the Corporation may purchase such shares at their Fair

Market Value. If the Corporation has not exercised its right to so purchase all of such shares within thirty (30) days after the date the notice of proposed sale is given, the Optionee may thereafter sell or dispose of all of the Vested Optioned Shares Optionee proposes to transfer to the Transferee upon the same proposed terms and price.
     The Optionee acknowledges and agrees that the Corporation may place legends on any stock certificate(s) issued in the name of the Transferee which in the sole opinion of the Corporation’s Secretary are necessary or advisable.
     Notwithstanding anything to the contrary herein, the Corporation’s Right of Refusal under this Section 6 shall not be triggered and the Corporation’s Right of First Refusal shall expire to the extent that such Right of First Refusal shall have not been exercised prior to the time of consummation by the Corporation of an underwritten public offering pursuant to a registration statement under the Securities Act of 1933.
7. Adjustment of Number of Shares and Related Matters. The Corporation’s Board of Directors may, in its sole and absolute discretion, make or provide for such adjustments to the number and classes of shares and the Stock Option (including the Exercise Price thereof) as it shall deem appropriate in the event of changes to the number of outstanding shares of Stock by reason of a re-capitalization, merger, consolidation, combination, exchange of stock, reorganization, liquidation, and the like. The issuance of additional shares of stock in consideration for a capital contribution to the Corporation shall not be considered a re-capitalization. In the event of any offer to holders of Stock generally relating to the acquisition of their shares, the Board may make such adjustment, as it deems equitable with respect to the Stock Option, including amendment to this Agreement, so that the Stock Option may be exercisable in exchange for the securities or other consideration payable in the acquisition transaction.
8. Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Corporation’s outstanding securities without receipt of consideration, any new, substitute or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any Optioned Shares or into which such Optioned Shares thereby become convertible shall immediately be subject to the Corporation’s Right of Repurchase. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Optioned Shares. Appropriate adjustments shall also, after each such transaction, be made to the price per share to be paid upon the exercise of the Corporation’s Right of Repurchase in order to reflect any change in the Corporation’s outstanding securities effected without receipt of consideration therefor; provided, however, that the aggregate purchase price payable for the Optioned Shares shall remain the same.
9. Who May Exercise. During the lifetime of the Optionee, this Stock Option may be exercised only by the Optionee, or by the Optionee’s guardian or personal representative. If, upon the Optionee’s Termination of Service by reason of death or Disability prior to the termination of the Option Period, the Optionee then has not exercised this Stock Option in full as of the date of death or Disability, the following persons may exercise this Stock Option on behalf of the Optionee at any time prior to the earlier of the dates specified in Section 4(b) hereof: (i) if the Optionee is Disabled, the guardian or personal representative of the Optionee; or (ii) if the Optionee dies, the personal representative of his estate, or the person who acquired the right to exercise this Stock Option by bequest or inheritance or by reason of the death of the Optionee; provided that this Stock Option shall remain subject to the other terms of this Agreement, and applicable laws, rules, and regulations.

10. No Fractional Shares. This Stock Option may be exercised only with respect to full shares, and no fractional share of stock shall be issued.
11. Non-Assignability. This Stock Option is not assignable or transferable by the Optionee except by will or by the laws of descent and distribution.
12. No Rights as Stockholder. The Optionee will have no rights as a stockholder with respect to any shares covered by this Stock Option until the issuance of a certificate or certificates in the name of the Optionee for the shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.
13. Appointment of Corporation’s Secretary as Attorney In Fact. The Optionee hereby appoints the Secretary of the Corporation as his true and lawful attorney in fact, for him and in his name, place and stead, and for his use and benefit, to execute in the Optionee’s name all transfers of Optioned Shares held in escrow and to deliver such to the Corporation where there shall have been an exercise by the Corporation of its Right to Repurchase or its Right of First Refusal and to execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. The Optionee further gives and grants unto the Corporation’s Secretary as his attorney in fact full power and authority to do and perform every act necessary and proper to be done in the exercise of any of the foregoing powers as fully as he might or could do if personally present.
14. Optionee’s Representations. Notwithstanding any of the provisions hereof, the Optionee hereby agrees that he will not exercise the Stock Option granted hereby, and that the Corporation will not be obligated to issue any shares to the Optionee hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by the Optionee or the Corporation of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Board (the Optionee not participating) shall be final, binding, and conclusive. The obligations of the Corporation and the rights of the Optionee are subject to all applicable laws, rules, and regulations.
15. Investment Representation. Unless the Common Stock is issued to him in a transaction registered under applicable federal and state securities laws, by his execution hereof, the Optionee represents and warrants to the Corporation that all Common Stock which may be purchased hereunder will be acquired by the Optionee for investment purposes for his own account and not with any intent for resale or distribution in violation of federal or state securities laws.
16. Optionee’s Acknowledgments. The Optionee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Corporation’s Board of Directors (the Optionee not participating) upon any questions arising under this Agreement.
17. Market Stand-Off. In connection with any underwritten public offering by the Corporation of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, including the Initial Public Offering, the Optionee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract of the purchase of, purchase any option or other contract of the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, the Optioned Shares without the prior written consent of the Corporation or its underwriters. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Corporation or such underwriters. In no event, however, shall such period exceed 180 days. The Market Stand-Off shall in any event terminate two years after the date of the Corporation’s initial public offering. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Corporation’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any shares subject to the Market Stand-Off, or into which such shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Corporation may impose stop-transfer instructions with respect to the Optioned Shares until the end of the applicable stand-off period. The Corporation’s underwriters shall be beneficiaries of the agreement set forth in this Section 17. This section shall not apply to Optioned Shares registered in the public offering under the Securities Act.
18. Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the state of Texas (excluding any conflicts of law rule or principle of Texas law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).
19. No Right to Continue Services. Nothing herein shall be construed to confer upon the Optionee the right to continue serving as a director of the Corporation or interfere with or restrict in any way the right of the Corporation to discharge the Optionee as a director.
20. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.
21. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that are set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Optionee against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the covenants and agreements that are set forth in this Agreement.
22. Entire Agreement. This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and that any agreement, statement or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.
23. Parties Bound. The terms, provisions, representations, warranties, covenants, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns.
24. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.
25. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

26. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Corporation or by the Optionee, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith. Notice to the Corporation shall be addressed and delivered as follows:
RealPage, Inc.
4000 International Parkway
Carrollton, Texas 75007
Attn: Secretary
     Notice to the Optionee shall be addressed and delivered as set forth on the signature page.
27. Tax Requirements. The Optionee, upon exercise of any portion of the Stock Option shall be required to pay the Corporation the amount of all taxes which the Corporation is required to withhold as a result of the exercise of the Stock Option; such obligation to pay such taxes shall be satisfied by the delivery of cash to the Corporation in an amount necessary to satisfy the required tax withholding obligation of the Corporation. Any such withholding payments with respect to the exercise of any portion of the Stock Option shall be required to be made by check within thirty (30) days after the issuance of any certificate representing the shares of Common Stock acquired upon exercise of the Stock Option in the name of the Optionee.
     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and the Optionee, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

RealPage, Inc.

By:	Stephen T. Winn
Title:	Chairman of the Board

Optionee:

Name:

Address:

Social Security Number: